Exhibit 99.4

[Community Central Bank Corporation Logo]

Dear Stockholder:

I am pleased to offer our stockholders an investment opportunity in Community Central Bank Corporation. We are raising capital through an offering of additional shares of our common stock. Enclosed are a Prospectus, Subscription Order Form, a return envelope and other materials relating to the offering currently being conducted by Community Central Bank Corporation. Before making an investment decision, please review the enclosed Prospectus, which describes Community Central Bank Corporation and the offering. You will find answers to some questions you may have about the offering, beginning on page [__] of the Prospectus.

Each stockholder of Community Central Bank Corporation as of _________ __, 2004 has received one non-transferable subscription right for every ____ shares of our common stock owned by the stockholder as of that date. Each subscription right that you have received entitles you to purchase one share of common stock at $______ per share in the rights offering. The number of shares that you hold is imprinted on the enclosed Subscription Order Form. Use the enclosed Subscription Order Form to subscribe for shares.

THE RIGHTS OFFERING AND YOUR SUBSCRIPTION RIGHTS WILL EXPIRE AT 5:00 P.M. MICHIGAN TIME ON _______________, 2004. You are not required to participate in the rights offering, but, if you wish to subscribe, read the Prospectus and complete, execute and submit the Subscription Order Form, along with full payment for shares ordered. You may use the enclosed [blue] return envelope and overnight delivery or registered mail is recommended. Please be sure your payment is received prior to 5:00 p.m. Michigan time on _______________, 2004.

Please note that the enclosed Subscription Order Form pertains to our shares of common stock for which you hold certificates. If you hold additional shares in the name of your bank or broker, you will receive a separate notice of the rights offering and will have additional subscription rights. If you do not receive such notice, contact your bank or broker.

If you have questions about Community Central Bank Corporation, the rights offering, or completing your Subscription Order Form, contact Equiserve Trust Company, our Subscription Agent, at (800) 526-9365. You may also contact us at (___) ___-____.

Very truly yours, David A. Widlak Chief Executive Officer

THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.